Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Inc. Announces Pricing of
$150 Million Senior Subordinated Notes Offering
News Release
Released at 3:45 PM CST
     DALLAS, December 7, 2005 (BUSINESS WIRE) — Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) announced today that it has priced its offering of $150 million of Senior Subordinated Notes due 2015, which will carry a coupon interest rate of 7.5%. The notes are being sold at par. The Company expects to close the sale of the notes on December 21, 2005, subject to the satisfaction of customary closing conditions.
     Denbury plans to use the estimated net proceeds from the offering to fund a portion of the pending $250 million oil and natural gas property acquisition expected to close in late January 2006. Pending such use, a portion of the funds will be used to repay the current borrowings under the Company’s bank credit facility, which were approximately $35 million as of December 1, 2005, with the balance temporarily invested in short-term investments. The offering of the notes is not conditioned on the completion of the acquisition, which is subject to certain customary closing conditions. In the event the acquisition is not completed, the net proceeds will be used for general corporate purposes.
     Denbury is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com